EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110398 on Form S-3 of our report dated March 3, 2006 (May 16, 2006 as to Note 10), relating to the consolidated financial statements and financial statement schedule of MidAmerican Energy Company, appearing in this Current Report on Form 8-K of MidAmerican Energy Company dated May 16, 2006.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
May 16, 2006